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 FORM 4                                                                                                     OMB Approval
                                       UNITED STATES SECURITIES AND EXCHANGE COMMISSION               ---------------------------
[ ] Check this box if no longer                    WASHINGTON, D.C. 20549                             OMB Number:       3235-0287
    subject to Section 16. Form                                                                       Expires: September 30, 1998
    4 or Form 5 obligations may            STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP               Estimated average burden
    continue. See Instruction 1(b).                                                                   hours per response..... 0.5
                                                                                                      ---------------------------

          Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility
                        Holding Company Act of 1935 or Section 30(f) of the Investment Company Act of 1940
  D R A F T
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1.Name and Address of Reporting Person*| 2. Issuer Name and Ticker or Trading Symbol       |6. Relationship of Reporting Person(s)
  Egger        Terrance C.Z.           |    Pulitzer Inc.                                  |      to Issuer (Check all applicable)
                                       |                                              (PTZ)|           Director        10% Owner
-------------------------------------------------------------------------------------------|     -----            -----
(Last)        (First)       (Middle)   |  3. IRS or Social       |  4. Statement for       |       x   Officer (give title below)
                                       |     Security Number     |     Month/Year          |     -----
                                       |     of Reporting        |                         |           Other (specify below)
900 North Tucker Boulevard             |     Person (Voluntary)  |     April       1999    |     -----
                                       |                         |                         |    Vice President
---------------------------------------|                         |-------------------------|----------------------------------------
               (Street)                |                         |  5. If Amendment,       |7. Individual or Joint/Group Filing
                                       | ###-##-####             |     Date of Original    |   Applicable Line
                                       |                         |     (Month/Year)        | x   Form filed by One Reporting Person
St. Louis          MO         63101    |                         |                         | --
                                       |                         |                         |     Form filed by More than One
                                       |                         |                         |     Reporting Person
                                       |                         |                         | --
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(City)          (State)          (Zip) |      Table I - Non-Derivative Securities Acquired, Disposed of, or Beneficially Owned
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1. Title of Security                   | 2. Transaction| 3. Transaction| 4. Securities Acquired(A)| 5. Amount of|6. Owner |7. Nature
   (Instr. 3)                          |    Date       |    Code       |    or Disposed of (D)    | Securities  |   -ship | of
                                       |               |    (Instr. 8) |    (Instr. 3, 4 and 5)   | Beneficially| Form:   | Indirect
                                       |               |               |                          | Owned at End| Direct  | Bene-
                                       |               |---------------|--------------------------| of Month    | (D) or  | ficial
                                       |               |       |       |        | (A)  |          | (Instr. 3   | Indirect| Owner-
                                       |(Month/Day/    |       |       |        |  or  |          |   and 4)    | (I)     | ship
                                       |  Year)        |  Code |  V    | Amount | (D)  |  Price   |             |(Instr.4)|(Instr.4)
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
Common Stock $.01 par value            |               |       |       |        |      |          |     914.754 |    D
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
---------------------------------------|---------------|-------|-------|--------|------|----------|-------------|---------|---------
                                       |               |       |       |        |      |          |             |         |
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                                                                                                                  SEC 1474 (7-96)

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
*If the form is filed by more than one reporting person, see Instruction 4(b)(v).
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FORM 4 (CONTINUED)        TABLE II -- DERIVATIVE SECURITIES ACQUIRED, DISPOSED OF, OR BENEFICIALLY OWNED
                                  (e.g., PUTS, CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)
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1. Title of Derivative  | 2. Conver-  |3. Trans- |4. Trans-   |5. Number of      |6.  Date Exer-  |7. Title and Amount |8. Price
   Security             |    sion or  |   action |   action   |   Derivative     |    cisable and |   of Underlying    |   of
   (Instr. 3)           |    Exercise |   Date   |   Code     |   Securities Ac- |    Expiration  |   Securities       |   Deriv-
                        |    Price of |          |  (Instr. 8)|   quired (A) or  |    Date        |   (Instr. 3 and 4) |   ative
                        |    Deriv-   |   (Month/|            |   Disposed of (D)|    (Month/Day/ |                    |   Secur-
   D R A F T            |    ative    |   Day/   |            |   (Instr. 3, 4,  |    Year)       |                    |   ity
                        |    Security |   Year)  |            |   and 5)         |                |                    |  (Instr. 5)
                        |             |          |            |                  |-------------------------------------|
                        |             |          |            |                  |Date   |Expira- |        | Amount or |
                        |             |          |-------------------------------|Exer-  |tion    |  Title | Number of |
                        |             |          |  Code |V   | (A)    |(D)      |cisable|Date    |        | Shares    |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |     $39.8750|04/07/1999|       |    |    5933|         |04/07/ |04/07/  |Common  |           |$39.8750
(right to buy)      (01)|             |          |A      |    |        |         |2000   |2009    |Stock,  |       5933|
                        |             |          |       |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |             |          |       |    |        |         |04/07/ |04/07/  |Common  |           |$39.8750
(right to buy)      (01)|     $39.8750|04/07/1999|       |    |    5933|         |2001   |2009    |Stock,  |       5933|
                        |             |          |A      |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
Stock Option            |             |          |       |    |        |         |04/07/ |04/07/  |Common  |           |$39.8750
(right to buy)      (01 |     $39.8750|04/07/1999|       |    |    5934|         |2002   |2009    |Stock,  |       5934|
                        |             |          |A      |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |03/18  |        |Common  |           |$39.8750
Restricted              |     $39.8750|04/07/1999|       |    |    6020|         |2002   |        |Stock,  |       6020|
Stock Grant         (02)|             |          |A      |    |        |         |       |        |$.01 par|           |
                        |             |          |       |    |        |         |       |        |value   |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
------------------------|-------------|----------|-------|----|--------|---------|-------|--------|--------|-----------|------------
                        |             |          |       |    |        |         |       |        |        |           |
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9. Number of      |    10. Ownership       |       11. Nature of
   Derivative     |        Form of         |           Indirect
   Securities     |        Derivative      |           Beneficial
   Beneficially   |        Security:       |           Ownership
   Owned at End   |        Direct (D)      |           (Instr. 4)
   of Month       |        or Indirect (I) |
   (Instr. 4)     |        (Instr. 4)      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
             17800| D                      |
------------------|------------------------|------------------------------
              6020| D                      |
------------------|------------------------|------------------------------
                  |                        |
------------------|------------------------|------------------------------
                  |                        |
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Explanation of Responses:


       (01)  Table II. Item 1:
             Employee stock option granted under the Pulitzer Inc. 1999 Stock Option Plan (subject to approval of the Plan by the
             Company's stockholders) in transaction exempt under Rule 16b-3.  The option becomes exercisable in 33 1/3 percent increments on April 7, 2000, April 7, 2001 and April 7, 2002, respectively.

       (02)  Table II.  Item 1.
             This restricted stock grant was made on April 7, 1999 under the 1999 Pulitzer Inc. Key Employees' Restricted Stock
             Purchase Plan (subject to approval of the Plan by the Company's stockholders).  This grant is subject to a three year vesting requirement.



**Intentional misstatements or omissions of facts constitute Federal Criminal Violations.    /s/ Terrance C.Z. Egger         5/10/99
  See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).                                                  ------------------------------- -------
                                                                                             **Signature of Reporting Person   Date


Note: File three copies of this Form, one of which must be manually signed.
      If space is insufficient, see Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.

                                                                                                                     SEC 1474 (7-96)
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